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                                                             EXHIBIT (h)(23)(b)

                         AMENDMENT NO. 1 TO AGREEMENT

This Amendment is made as of this ______ day of ______ 2003 by and between VAN KAMPEN ASSET MANAGEMENT INC. ("Adviser") and THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK ("USL") for the purposes of amending the Agreement dated December 1, 1999 ("Agreement").

WHEREAS, the Adviser and USL desire to amend and restate SCHEDULE TWO to the Agreement.

NOW, THEREFORE, the Adviser and USL hereby amend the Agreement as follows:

    1. SCHEDULE TWO is hereby amended and restated, and replaced in its entirety by the SCHEDULE TWO attached hereto.

    2. All capitalized terms used in this Amendment No. 1 shall have the meaning assigned in the Agreement. Except as set forth in this Amendment No. 1, no other modifications or changes are made to the Agreement.

    3. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will e deemed one and the same document.

IN WITNESS WHEREOF, the Adviser and USL have caused this Amendment No. 1 to be executed in their names and on their behalf and through their duly authorized offices, as of the date first above written.


THE UNITED STATES LIFE
INSURANCE COMPANY IN THE
CITY OF NEW YORK


-------------------------
By:
Title:


VAN KAMPEN ASSET
  MANAGEMENT INC.


-------------------------
By:
Title:

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                                 SCHEDULE TWO

                               List of Contracts

    1. Platinum Investor VUL, Form No. 97600N.

    2. Generations Variable Annuity; Form No. 98033N

    3. Platinum Investor Survivor VUL; Form No. 99206N

    4. Platinum Investor PLUS VUL, Form No. 02600N

    5. Platinum Investor Survivor II VUL, Form No. 01206N

    6. Platinum Investor III VUL, Form No. 00600N

    7. Platinum Investor IVA, Form No. ______N